SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                               (Amendment No. 4)(1)


                                  Endogen, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   29264J 10 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   ----------








-------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                           ---------------------------
|CUSIP NO.  29264J108   |           13G            |   Page  2  of   5  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)          |
|        |                                                                     |
|        |  Owen A. Dempsey                                                    |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |  Not Applicable                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States of America                                           |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        |                      329,100             |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        |                         0                |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    |  SOLE DISPOSITIVE POWER                  |
|       REPORTING          |        |                      329,100             |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    |  SHARED DISPOSITIVE POWER                |
|                          |        |                         0                |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        |                              329,100                                |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                           Not Applicable                            |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        |                               9.4%                                  |
|--------|- -------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |                                IN                                   |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO.  29264J108   |           13G            |   Page  3  of   5  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------


Item 1(a).       Name of Issuer:  Endogen, Inc.
                 --------------

Item 1(b).       Address of Issuer's Principal Executive Offices:
                 -----------------------------------------------
                 30 Commerce Way, Woburn, MA  01801

Item 2(a).       Name of Person Filing: Owen A. Dempsey
                 ---------------------

Item 2(b).       Address of Principal Business Office or, if None, Residence:
                 -----------------------------------------------------------
                 30 Commerce Way, Woburn, MA  01801

Item 2(c).       Citizenship: United States of America
                 -----------

Item 2(d).       Title of Class of Securities:
                 ----------------------------
                 Common Stock, $.01 par value per share.

Item 2(e).       CUSIP Number:  29264J 10 8
                 ------------

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
                 ------------------------------------------------------

                 (a) [ ] Broker or Dealer registered under Section 15 of the
                         Securities Exchange Act of 1934 (the "Act").

                 (b) [ ] Bank as defined in Section 3(a)(6) of the Act.

                 (c) [ ] Insurance Company as defined in Section 3(a)(19) of the
                         Act.

                 (d) [ ] Investment Company registered under Section 8 of the
                         Investment Company Act.

                 (e) [ ] Investment Advisor registered under Section 203 of the
                         Investment Advisers Act of 1940.

                 (f) [ ] Employee Benefit Plan, Pension Fund which is
                         subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F).

                 (g) [ ] Parent Holding Company, in accordance with Rule
                         13d-1(b)(ii)(G); see Item 7.

                 (h) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

                 Not applicable.

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|CUSIP NO.  29264J108   |           13G            |   Page  4  of   5  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------


Item 4.      Ownership.
             ---------

             (a) Amount Beneficially Owned: 329,100 shares. Represents 255,100 shares of Endogen Common Stock and 74,000 shares issuable upon exercise of outstanding stock options exercisable on December 31, 1997 or within 60 days thereafter.

             (b)    Percent of Class: 9.4%

             (c)    Number of shares as to which such person has:

                   (i)  sole power to vote or to direct the vote:
                             -329,100-

                   (ii) shared power to vote or to direct the vote:
                               -0-

                  (iii) sole power to dispose or to direct the disposition of:
                            -329,100-

                   (iv) shared power to dispose or to direct the disposition of:
                                     -0-

Item 5.      Ownership of Five Percent or Less of a Class.
             --------------------------------------------

             Not applicable.


Item 6.      Ownership of More than Five Percent on Behalf of Another Person.
             ---------------------------------------------------------------

             Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
             ------------------------------------------------------------------

             Not applicable.


Item 8.      Identification and Classification of Members of the Group.
             ---------------------------------------------------------

             Not applicable.


Item 9.      Notice of Dissolution of Group.
             ------------------------------

             Not applicable.

Item 10.     Certification.
             -------------

             Not applicable. This Schedule 13G is not being filed pursuant to Rule 13d-1(b).

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|CUSIP NO.  29264J108   |           13G            |   Page  5  of   5  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------


Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                      /s/ Owen A. Dempsey
                                                      --------------------------
January 14, 1998                                      Signature


                                                      Owen A. Dempsey
                                                      --------------------------
                                                      Name